Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-268759) of our report dated April 1, 2024 with respect to our audit of the consolidated financial statements of Cardio Diagnostics Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Cardio Diagnostics Holdings, Inc.’s ability to continue as a going concern) as of and for the years ended December 31, 2023 and 2022, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

August 30, 2024